FOR IMMEDIATE RELEASE
FEBRUARY 20, 2004

OBSIDIAN ENTERPRISES (OTCBB: OBDE) EXTENDS EXCHANGE OFFER FOR NET PERCEPTIONS' (NASDAQ: NETP) SHARES TO MARCH 17, 2004 AND ANNOUNCES REVERSE STOCK SPLIT

INDIANAPOLIS, February 20, 2004 -- Obsidian Enterprises, Inc. (OTCBB: OBDE), a holding company headquartered in Indianapolis, announced today that it has extended its exchange offer for the common stock of Net Perceptions, Inc. (NASDAQ: NETP) until 5:00 p.m., New York City time, on Wednesday, March 17, 2004. Obsidian also announced that one condition to the exchange offer, that Net Perceptions not take further action in connection with its proposed plan of liquidation, has been waived, but only to the extent of actions taken to date. Other terms and conditions of the exchange offer remain unchanged.

Obsidian commenced its offer on December 15, 2004 to exchange 1/25 share of common stock of Obsidian for each share of common stock of Net Perceptions, with cash to be paid in lieu of fractional shares of Obsidian. Obsidian currently does not own any of the outstanding shares of Net Perceptions. The offer was scheduled to expire at 5:00 p.m., New York City time, on February 20, 2004. As of the close of business on February 19, 2004, based on information received from the exchange agent, approximately 415,864 Net Perceptions shares had been deposited.

The offer is subject to certain conditions, including that:

     o Net Perceptions take appropriate action to cause their poison pill to not be applicable to the offer;
     o Obsidian be satisfied that Section 203 of the Delaware General Corporation Law will not be applicable to the contemplated second-step merger; and
     o stockholders tender at least 51% of the outstanding shares of common stock of Net Perceptions.

Obsidian filed a Registration Statement on Form S-4 and a Tender Offer Statement with the Securities and Exchange Commission on December 15, 2003 and an amendment to each on December 17, 2003. Obsidian filed additional amendments to the Tender Offer Statement on December 23, 2003, January 21, 2004, and February 17, 2004.

The Exchange Agent for the exchange offer is StockTrans, Inc., 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003. The Information Agent for the exchange offer is Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022. You may contact Innisfree M&A, toll-free, at (888) 750-5834 if you had additional questions about the proposed transaction.

Obsidian also announced that its previously disclosed 1 for 50 reverse stock split became effective for trading purposes on February 18, 2004. The exchange offer consideration (1/25 share of Obsidian stock) reflects the reverse stock split.

The identity of the  participants  in the  solicitation  (as defined by Schedule
14A) and a description of their direct or indirect interests are included under the captions "Other Information" and "Schedule I - Information Concerning Personals Who May Solicit Proxies" in the preliminary proxy materials filed by Obsidian with the SEC on February 17, 2004.

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Net Perceptions, Inc. or Obsidian Enterprises, Inc. Obsidian has filed with the Securities and Exchange Commission a registration statement, exchange offer documents and preliminary proxy materials with respect to the proposed transaction. Investors and security holders are advised to read those documents because they include important information. Investors and security holders may obtain a free copy of any documents filed by Obsidian with the SEC at the SEC's website at www.sec.gov. The exchange offer, registration statement and the other documents may also be obtained free of charge by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or by calling Innisfree M&A, toll-free, at (888) 750-5834. The above documents may also be obtained from Obsidian Enterprises, Inc. by directing a request by mail to Obsidian Enterprises, Inc., 111 Monument Circle, Suite 4800, Indianapolis, Indiana 46024, Attn: Rick D. Snow.


Obsidian is a holding company headquartered in Indianapolis, Indiana. It conducts business through its subsidiaries: Pyramid Coach, Inc., a leading provider of corporate and celebrity entertainer coach leases; United Trailers, Inc., and its division, Southwest Trailers, manufacturers of steel-framed cargo, racing ATV and specialty trailers; U.S. Rubber Reclaiming, Inc., a butyl-rubber reclaiming operation; and Danzer Industries, Inc., a manufacturer of service and utility truck bodies and steel-framed cargo trailers.

This press release contains "forward-looking statements." These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Obsidian cannot provide assurances that the exchange offer described in this press release will be successfully completed or that we will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the availability of liquidity under our existing lines of credit; successful integration of acquired or merged businesses; changes in interest rates; our ability to retain key management and employees; our ability to meet demand at competitive prices in our coach leasing segment and our trailer and related transportation equipment manufacturing segment; our ability to successfully develop alternative sources of raw materials in our butyl rubber reclaiming segment; relationships with significant customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Obsidian's Securities and Exchange Commission filings.

Source: Obsidian Enterprises, Inc.


For More Information Contact:
Timothy S. Durham
Chairman & C.E.O.
Obsidian Enterprises, Inc.
tsdurham@msn.com
317-237-4055